Exhibit 2.2

Amendment and Acknowledgement Pursuant to Share Exchange Agreement

Dated as of July 29, 2021

This Amendment and Acknowledgement Pursuant to Share Exchange Agreement (this “Acknowledgement”) is entered into as of the date first set forth above (the “Acknowledgement Date”) by and between (i) W Technologies, Inc. a Delaware corporation (the “Company”); (ii) Krypto Ventures, Inc., a Delaware corporation previously named KryptoBank Co. (“KryptoBank”), and (iii) Aleksandr Rubin (the “Stockholders’ Representative”).

WHEREAS, the Company, KryptoBank, the Stockholders’ Representative and the stockholders of KryptoBank are all of the parties to that certain Share Exchange Agreement, dated as of June 14, 2021 (the “Agreement”);

WHEREAS, KryptoBank has now changed its name to Krypto Ventures, Inc. (the “Name Change”);

WHEREAS, pursuant to the Agreement, the Stockholders’ Representative has the power to act in connection with the Agreement and the transactions contemplated therein on behalf of the stockholders of KryptoBank; and

WHEREAS, the parties hereto desire to set forth certain additional agreements relating to the Agreement and the transactions contemplated therein related to the Name Change;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties hereto to be derived herefrom, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Defined term used herein without definition shall have the meanings set forth in the Agreement.

2.

To the extent required under the Agreement or any of the Transaction Documents, each of the Parties hereby consents to the Name Change and waives any non-compliance with the terms of the Agreement or any of the Transaction Documents to the extent resulting from the completion of the Name Change.

3.

The Parties acknowledge and agree that the Agreement shall remain in full force and effect notwithstanding the Name Change. Following the Acknowledgement Date, any reference in the Agreement or in any of the Transaction Documents to “KryptBank Co”, whether standing alone or as part of a defined term, shall be deemed a reference to Krypto Ventures, Inc., and the Agreement and each of the Transaction Documents shall be deemed, and hereby are, amended as required to effect such change. Following the Acknowledgement Date, any reference in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as the same has been modified and amended herein.

4.

This Acknowledgement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereunder.

5.

This Acknowledgement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Acknowledgement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgement as of the Acknowledgement Date.

W Technologies, Inc.

By:         /s/ Mikael Lundgren

Name:          Mikael Lundgren

Title: Chief Executive Officer

Krypto Ventures, Inc.

By:          /s/ Aleksandr Rubin

Name:          Aleksandr Rubin

Title:          Chief Executive Officer

Stockholders’ Representative, personally and on behalf of the KryptoBank Stockholders:

By:          /s/ Aleksandr Rubin

Name:          Aleksandr Rubin